Exhibit 10.2

SUPPLEMENTAL DEED
DATED 6 NOVEMBER 2008

BETWEEN
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
AS GUARANTOR
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.
AND
DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH
AS INITIAL LENDERS
SOCIÉTÉ DE PROMOTION ET PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE
AS NEW LENDER
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.
AS AGENT
relating to a Corporate Guarantee
dated 29 August 2008

Allen & Overy LLP, Shanghai office

THIS DEED is dated 6 November 2008
BETWEEN:
(1)	YINGLI GREEN ENERGY HOLDING COMPANY LIMITED, an exempted company incorporated and existing under the laws of the Cayman Islands (Reg. No.: 172074) and listed on the New York Stock Exchange having its registered offices at P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Grand Cayman (the Guarantor);

(2)	DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH (a financial institution incorporated and existing as a limited liability company under the laws of the Federal Republic of Germany (Reg. No. HRB 1005, AG Köln), having its registered office at Kämmergasse 22, 50676 Köln/Cologne, Federal Republic of Germany) and NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. (a company limited by shares incorporated and existing under the laws of The Netherlands having its registered office at Anna van Saksenlaan 71, 2593 HW The Hague, The Netherlands) (each an Initial Lender and together the Initial Lenders);

(3)	SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE, a French Société Anonyme, having its registered office at 5, rue Roland Barthes 75 598 PARIS Cedex 12, France (the New Lender); and

(4)	NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. as agent of the other Finance Parties (the Agent).
BACKGROUND
     This Deed is supplemental to and amends a corporate guarantee dated 29 August 2008 between the Guarantor, the Initial Lenders and the Agent (the Guarantee) relating to a term facility agreement dated 29 August 2008 (the Facility Agreement) between Baoding Tianwei Yingli New Energy Resources Co., Ltd. (the Borrower), which is to be amended and restated by a supplemental agreement between the Borrower, the Initial Lenders, the New Lender and the Agent dated on or about the date of this Deed (the TFA Supplemental Agreement).
     It is intended that this document takes effect as a deed notwithstanding that a party to this document may only execute it under hand.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
(a)	In this Deed:

Effective Date has the meaning given to it in the TFA Supplemental Agreement.

(b)	Capitalised terms defined in the Guarantee as amended and restated by this Deed have, unless expressly defined in this Deed, the same meaning in this Deed.

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1.2	Construction

The provisions of clause 1.2 (Construction) of the Guarantee apply to this Deed as though they were set out in full in this Deed, except that references to the Guarantee are to be construed as references to this Deed.
2.	AMENDMENTS

Subject as set out below, the Guarantee will be amended from the Effective Date so that it reads as if it were restated in the form set out in Schedule 1 (Restated Guarantee).
3.	REPRESENTATIONS

3.1	Representations

The representations set out in this Clause are made by the Guarantor on the date of this Deed to each Finance Party.

3.2	Powers and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of, this Deed and the transactions contemplated by this Deed.

3.3	Legal validity

Subject to any general principles of law limiting its obligations and specifically referred to in any legal opinion delivered under schedule 1 (Conditions precedent documents) of the TFA Supplemental Agreement, this Deed constitutes its legally binding, valid and enforceable obligation.

3.4	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding on it or any of its assets,
where, in the case of paragraph (c) above, such conflict does not, and would not be reasonably expected to have, a Material Adverse Effect, and, in the case of paragraph (a) above, such conflict does not, and would not be reasonably expected to have, an adverse effect.

3.5	Authorisations

All Authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Deed have been obtained or effected (as appropriate) and are in full force and effect.

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3.6	Guarantee

The Guarantor confirms to each Finance Party that on the date of this Deed and on the Effective Date, the representations and warranties that are deemed to be repeated on the date of each Utilisation Request and on each Payment Date under clause 4 of the Guarantee (the Guarantor Repeating Representations):
(a)	are true; and

(b)	would also be true if references to the Guarantee are construed as references to the Guarantee as amended and restated by this Deed.
In each case, each Guarantor Repeating Representation is applied to the circumstances then existing and in the case of the confirmation made on the date of this Deed, as if the Effective Date had occurred.
4.	CONSENTS

The Guarantor consents and agrees:
(a)	to the amendment and restatement of the Guarantee as contemplated by this Deed;

(b)	to the amendment and restatement of the Facility Agreement as contemplated by the TFA Supplemental Agreement; and

(c)	that its guarantee obligations under the Guarantee will extend to Borrower’s obligations under the Facility Agreement as amended and restated by the TFA Supplemental Agreement and in particular, but without limitation to the foregoing, that its guarantee obligations will extend to the increase in the Facility effected by the TFA Supplemental Agreement.
5.	MISCELLANEOUS

Subject to the terms of this Deed, the Guarantee will remain in full force and effect and, from the Effective Date, the Guarantee and this Deed will be read and construed as one document.

6.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	ARBITRATION

7.1	Arbitration

Subject to Sub-clause 7.4 (Option), any dispute (a Dispute) arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the Rules) of the London Court of International Arbitration.

7.2	Procedure for arbitration

The arbitral tribunal shall consist of one arbitrator who shall be Queen’s Counsel of at least five year’s standing. The seat of arbitration shall be London, England and the language of the arbitration shall be English.

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7.3	Recourse to courts

Save as provided in Sub-clause 7.4 (Option), the parties to this letter (the Parties) exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.

7.4	Option

Before an arbitrator has been appointed to determine a Dispute, the Agent and the Guarantor may by notice in writing to all other Parties to this Deed require that all Disputes or a specific Dispute be heard by a court of law. If the Agent or the Guarantor gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 8 (Enforcement).

8.	ENFORCEMENT

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 8 (Enforcement) is for the benefit of the Finance Parties only. As a result, the Finance Parties shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
     This Deed has been entered into as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
RESTATED GUARANTEE
CORPORATE GUARANTEE
By
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
RELATING TO A
USD75,000,000 (FORMERLY USD50,000,000)
CREDIT FACILITY
FOR
BAODING TIANWEI YINGLI NEW ENERGY RESOURCES CO., LTD.
DATED 29 August 2008
as amended and restated by a Supplemental Deed dated 6 November 2008

ALLEN & OVERY LLP
SHANGHAI

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CORPORATE GUARANTEE
BY
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
RELATING TO A
USD75,000,000 (FORMERLY USD50,000,000)
CREDIT FACILITY
FOR
BAODING TIANWEI YINGLI NEW ENERGY RESOURCES CO., LTD.
DATED 29 August 2008
as amended and restated by a Supplemental Deed dated 6 November 2008
Allen & Overy LLP
Shanghai

THIS CORPORATE GUARANTEE is dated 29 August 2008 as amended and restated on 6 November 2008, and made between:
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED (the “Guarantor”), an exempted company incorporated and existing under the laws of the Cayman Islands (Reg. No.: 172074) and listed on the New York Stock Exchange having its registered offices at P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Grand Cayman;
and
DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH (a financial institution incorporated and existing as a limited liability company under the laws of the Federal Republic of Germany (Reg. No. HRB 1005, AG Köln), having its registered office at Kämmergasse 22, 50676 Köln/Cologne, Federal Republic of Germany), NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. (a company limited by shares incorporated and existing under the laws of The Netherlands having its registered office at Anna van Saksenlaan 71, 2593 HW The Hague, The Netherlands, fax number: + 3170 314) and SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE (a French Société Anonyme, having its registered office at 5, rue Roland Barthes 75 598 PARIS Cedex 12, France) (each an “Original Lender” and together the “Original Lenders”);
and
NEDERLANDSE FINANCIERINGS — MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V., as agent for the Finance Parties (in this capacity the “Agent”).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Corporate Guarantee:

Borrower means Baoding Tianwei Yingli New Energy Resources Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC having it’s registered office at No. 3055, Fuxing Road Middle Road, National New & High-tech Industrial Development Zone, Baoding, PRC.

Basic Terms and Conditions of Employment means the requirements as applicable to the Guarantor in the fields of wage, working hours, labour contracts and occupational health & safety issues, stemming from ILO conventions 26 and 131 (on Remuneration), 1 (on Working Hours) and 155 (on Health & Safety).

Environmental Permits means any permit, license, consent, approval and other authorisation and the filing of any notification report or assessment required under any Environmental Law for the operation of the business of the Guarantor conducted on or from the properties owned or used by the Guarantor.

Environmental and Social Claim means any claim or proceeding by a person in respect of an Environmental Law and Social Law, and/or an environmental and/or social agreement between the Guarantor and another person or party.

Facility Agreement means the USD75,000,000 (formerly USD50,000,000) term facility agreement dated on or about the date of this Corporate Guarantee between (among others) the Borrower and the Agent, as amended, varied, novated or supplemented from time to time, including by way of a supplemental agreement between, amongst others, the Borrower and the Agent dated on or about 6 November 2008.

Financial Quarter means the financial quarters of the Guarantor commencing on 1 January, 1 April, 1 July and 1 October of each year.

Financial Year means the financial year of the Guarantor commencing on 1 January and ending on 31 December each year.

Guarantor Group means the Guarantor and its Subsidiaries (including without limitation, the Borrower) from time to time.

1.2	Construction
1.2.1	Capitalised terms defined in the Facility Agreement have, unless expressly defined in this Corporate Guarantee, the same meaning in this Corporate Guarantee.

1.2.2	The provisions of clause 1.2 (Construction) of the Facility Agreement apply to this Corporate Guarantee as though they were set out in full in this Corporate Guarantee, except that references to the Facility Agreement are to be construed as references to this Corporate Guarantee.
2.	GUARANTEE

In consideration of the Finance Parties’ entering into the Facility Agreement, the Guarantor irrevocably and unconditionally:

2.1	guarantees to each Finance Party the due and punctual observance and performance by the Borrower of all its payment obligations under or pursuant to the Finance Documents and agrees to pay to each Finance Party from time to time on demand all sums of money which the Borrower is at any time liable to pay to each Finance Party under or pursuant to the Finance Documents and which have become due and payable but have not been paid at the time such demand is made;

and

2.2	agrees as a primary obligation to indemnify each Finance Party from time to time on demand from and against any loss incurred by that Finance Party as a result of any of the obligations of the Borrower under or pursuant to the Finance Documents being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever, whether or not known to that Finance Party, the amount of such loss being the amount which the Finance Party would otherwise have been entitled to recover from the Borrower.

3.	PRESERVATION OF RIGHTS

3.1	The obligations of the Guarantor contained in this Corporate Guarantee shall be in addition to and independent of every other security which the Finance Parties may at any time hold in respect of any of the Borrower’s obligations under the Finance Documents.

3.2	Neither the obligations of the Guarantor contained in this Corporate Guarantee nor the rights, powers and remedies conferred in respect of the Guarantor upon the Finance Parties by this Corporate Guarantee or by law shall be discharged, impaired or otherwise affected by:
3.2.1	the insolvency, liquidation, winding-up, dissolution, administration or reorganisation of the Borrower or any other person under the Finance Documents or any change in its status, function, control or ownership of the Borrower or any other person under the Finance Documents;

3.2.2	any of the obligations of the Borrower or any other person under the Finance Documents or under any other security relating to the Facility Agreement being or becoming illegal, invalid, unenforceable or ineffective in any respect;

3.2.3	any time or other indulgence being granted or agreed to be granted to the Borrower or any other person in respect of any of its obligations under the Finance Documents or under any other security;

3.2.4	any amendment to the Finance Documents, or any variation, waiver or release of, any obligation of the Borrower or any other person under the Finance Documents or under any other security;

3.2.5	any failure to take, or fully to take, any security agreed to be taken in respect of the Borrower’s or any other person’s obligations under the Finance Documents;

3.2.6	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Borrower’s or any other person’s obligations under the Finance Documents; or

3.2.7	any other act, event or omission which, but for the acts, events or omissions mentioned in this Sub-clause 3.2, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor contained in this Corporate Guarantee or any of the rights, powers or remedies conferred upon the Finance Parties by the Finance Documents, this Corporate Guarantee or by law.
3.3	Any settlement or discharge given by the Finance Parties to the Guarantor in respect of the Guarantor’s obligations under this Corporate Guarantee or any other agreement reached between the Finance Parties and the Guarantor in relation to it shall be, and be deemed always to have been, void if any act on the faith of which the Finance Parties gave the Guarantor that settlement or discharge or entered into that agreement is subsequently avoided by or in pursuance of any provision of law.

3.4	None of the Finance Parties shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantor by this Corporate Guarantee or by law:

3.4.1	to make any demand of the Borrower;

3.4.2	to take any action or obtain judgment in any court against the Borrower;

3.4.3	to make or file any claim or proof in a winding-up or dissolution of the Borrower;

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3.4.4	to enforce or seek to enforce any security taken in respect of any of the obligations of the Borrower under the Finance Documents.
3.5	The Guarantor agrees that, so long as the Borrower is under any actual or contingent obligations under the Finance Documents, the Guarantor shall not exercise any rights which the Guarantor may at any time have by reason of performance by it of its obligations under this Corporate Guarantee:
3.5.1	to be indemnified by the Borrower or to receive any collateral from the Borrower;

and/or

3.5.2	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents;

and/or

3.5.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other security taken pursuant to, or in connection with, the Facility Agreement by the Finance Parties.
4.	REPRESENTATIONS AND WARRANTIES

The Guarantor makes the representations and warranties set out in this Clause 4 to each Finance Party on the date of this Corporate Guarantee, and each of such representations and warranties (except for the representations and warranties set out in Sub-clauses 4.7, 4.8, 4.10, 4.11, 4.17 and 4.25) is deemed to be made by the Guarantor on the date of each Utilisation Request and on each Payment Date (by reference to the facts and circumstances then existing).

4.1	It is a corporation duly incorporated under the laws of the Cayman Islands and has and will have the necessary power to enable it to enter into and perform its obligations under this Corporate Guarantee.

4.2	Subject to any principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions of Utilisation) of the Facility Agreement, this Corporate Guarantee constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

4.3	All Authorisations required to enable it to enter into, and exercise its rights and comply with its obligations under, this Corporate Guarantee and to make this Corporate Guarantee admissible in evidence in its jurisdiction of incorporation have been obtained and are in full force and effect.

4.4	The execution, delivery and performance of this Corporate Guarantee will not conflict with (a) any agreement binding on it or any of its assets; (b) its constitutive documents; or (c) any applicable law, save where, in the case of paragraph (c), such conflict does not have and would not be reasonably expected to have a Material Adverse Effect and, in the case of paragraph (a), such conflict does not, and would not be reasonably expected to have, an adverse effect.

4.5	Save to the extent specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions of Utilisation) of the Facility Agreement, the choice of English law as the governing law of this Corporate Guarantee will be recognised and enforced in its jurisdiction of incorporation.

4.6	Save to the extent specifically referred to in any legal opinion delivered pursuant to clause 4 (Conditions of Utilisation) of the Facility Agreement, any judgment obtained in England in relation to this Corporate Guarantee will be recognised and enforced in its jurisdiction of incorporation.

4.7	It is not required to make any deduction for or on account of Tax from any payment it may make under this Corporate Guarantee.

4.8	Under the law of its jurisdiction of incorporation it is not necessary that this Corporate Guarantee be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Corporate Guarantee or the transactions contemplated by this Corporate Guarantee (except in the case where this Corporate Guarantee is executed in, brought to or produced before a court of the Cayman Islands, in which case nominal stamp duty may become payable).

4.9	No event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might reasonably be expected to have a Material Adverse Effect.

4.10	The Guarantor Original Financial Statements were prepared in accordance with US GAAP consistently applied.

4.11	The Guarantor Original Financial Statements fairly represent the financial condition and operations of the Guarantor Group during the relevant Guarantor Financial Year.

4.12	There has been no material adverse change in its business or financial condition of the Guarantor Group since the date of the Guarantor Original Financial Statements.

4.13	All written factual information supplied by the Guarantor was true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

4.14	Its payment obligations under this Corporate Guarantee rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

4.15	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency or governmental, regulatory or other investigations, proceedings or disputes which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

4.16	It has performed and observed in all material respects all Social Law, Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by it or on which it has conducted any activity where in each case failure to do so might reasonably be expected to have a Material Adverse Effect.

4.17	As at the date of this Corporate Guarantee, no Environmental and Social Claim has been commenced or (to the best of its knowledge and belief) is threatened against it.

4.18	After the date of this Corporate Guarantee, no material Environmental and Social Claim has been commenced or (to the best of its knowledge and belief) is threatened against it which is likely to be adversely determined and, if adversely determined, would be likely to have a Material Adverse Effect, in each case, in the reasonable opinion of the Majority Lenders.

4.19	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (a) payment is being contested in good faith, (b) it has maintained adequate reserves for those Taxes and (c) payment can be lawfully withheld).

4.20	It is not materially overdue in the filing of any Tax returns.

4.21	No claims are being or are reasonably likely to be asserted against it with respect to Taxes other than in respect of any Taxes the payment of which is being contested, subject to the requirements of Clause 4.19.

4.22	In any proceedings taken in its jurisdiction of incorporation in relation to this Corporate Guarantee, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

4.23	It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted except where failure to have such title, leases, licenses or Authorisations does not have or is not reasonably likely to have a Material Adverse Effect.

4.24	It has not violated nor breached any law to which it may be subject, which has resulted in or could reasonably be expected to have, a Material Adverse Effect.

4.25	To the best of its knowledge and belief, none of the improper or illegal acts mentioned in Clause 7.8 (No illegal or improper payments) has occurred prior to the date of this Corporate Guarantee.

4.26	It has performed and observed in all material respects all the requirements set out in schedule 6 (Corporate Governance Guidelines) of the Facility Agreement.

4.27	It has not entered into or continued business relations with its shareholders, employees and associated companies (including, for the avoidance of doubt, any other member of the Guarantor Group) except on proper commercial terms negotiated at arms’ length.

5.	INFORMATION UNDERTAKINGS

5.1	Financial statements

The Guarantor shall supply to the Agent in the English language and in sufficient copies for all the Lenders if so requested by the Agent:
5.1.1	as soon as the same become available, but in any event within 180 days after the end of each Financial Year, its audited consolidated financial statements for that Financial Year; and

5.1.2	as soon as the same become available, but in any event within 60 days after the end of each Financial Quarter, its consolidated financial statements for that Financial Quarter.
5.2	Compliance Certificate
5.2.1	The Guarantor shall supply to the Agent, with each set of financial statements delivered pursuant to Sub-clause 5.1 (Financial statements), a certificate (substantially in the form of the Compliance Certificate required under the Facility Agreement, but referring to the Guarantor rather than the Borrower) setting out (in reasonable detail) computations as to compliance with Clause 6 (Financial covenants) as at the date as at which those financial statements were drawn up.

5.2.2	Each Compliance Certificate shall be signed by a director of the Guarantor.
5.3	Requirements as to financial statements
5.3.1	Each set of financial statements delivered by the Guarantor pursuant to Sub-clause 5.1.2 shall be certified by a director of the Guarantor as fairly representing its consolidated financial condition as at the date as at which those financial statements were drawn up.

5.3.2	The Guarantor shall procure that each set of its financial statements delivered pursuant to Sub-clause 5.1 (Financial statements) is prepared using US GAAP, and accounting practices and financial reference periods consistent with those applied in the preparation of the Guarantor Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in US GAAP, or the accounting practices or reference periods and its Auditor delivers to the Agent:
(a)	a description of any change necessary for those financial statements to reflect the US GAAP, accounting practices and reference periods upon which the Guarantor Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 6 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements.

Any reference in this Corporate Guarantee to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Guarantor Original Financial Statements were prepared.
5.4	Information: miscellaneous

The Guarantor shall supply to the Agent in sufficient copies for all the Lenders (if the Agent so requests):
5.4.1	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect; and

5.4.2	promptly, such further information regarding its financial condition, business and operations as any Lender (through the Agent) may reasonably request.
5.5	Notification of incidents and accidents

The Guarantor shall supply to the Agent, promptly, but in any event within 10 days of the occurrence of any of the events set out in this Sub-clause 5.5:
5.5.1	details of (a) any accident (including without limitation any explosion, spill or workplace accident which results in death, serious or multiple injuries or material environmental contamination) or (b) any incident of a social nature (including without limitation any violent labour unrest or dispute with local communities), occurring on or nearby any site, plant, equipment or facility of any member of the Guarantor Group which, in the case of (a) or (b), has or is reasonably likely to have a Material Adverse Effect or which has a material negative impact on the environment, the health, safety and security situation, together with, in each case, a specification of the nature of the incident or accident and the on-site and off-site effects of such events; and

5.5.2	details of any action the Guarantor proposes to take in order to remedy the effects of these events, and shall keep the Agent informed about any progress in respect of such remedial action.
5.6	Environmental and Social Claims

The Guarantor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:
5.6.1	if any Environmental and Social Claim has been commenced or (to the best of the Guarantor’s knowledge and belief) is threatened against any member of the Guarantor Group; or

5.6.2	any facts or circumstances which will or are reasonably likely to result in any Environmental and Social Claim being commenced or threatened against any member of the Guarantor Group.
6.	FINANCIAL COVENANTS

6.1	Capitalised terms defined in clause 18.1 (Definitions) of the Facility Agreement have, unless expressly defined in this Corporate Guarantee, the same meanings in this

Corporate Guarantee, as though they were set out in full in this Corporate Guarantee, except that:
6.1.1	references to the “Borrower” are to be construed as references to the “Guarantor”;

6.1.2	references to the “Group” are to be construed as references to the “Guarantor Group”;

6.1.3	paragraph (d) of the definition of “Current Assets” will be deemed to be deleted;

6.1.4	the words “guarantees given by members of the Group for the obligations of Subsidiaries of the Guarantor that are not members of the Group” will be deemed to be deleted from the definition of “Current Liabilities”; and

6.1.5	paragraph (i) of the definition of “Equity” will be deemed to be deleted.
6.2	Covenants
6.2.1	The Debt/EBITDA Ratio for any Relevant Period shall not:
(a)	at any time during 2008, exceed 5.0:1.0;

(b)	at any time during 2009 and 2010, exceed 3.8.0:1.0; and

(c)	at any time after 2010 exceed 3.0:1.0.
6.2.2	The Debt/Equity Ratio for any Relevant Period shall not at any time exceed 1.5.

6.2.3	The Current Ratio in respect of any Relevant Period shall not be less than 1.5.
7.	POSITIVE UNDERTAKINGS

The undertakings in this Clause 7 remain in force from the date of this Corporate Guarantee for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

7.1	Authorisations

The Guarantor shall promptly:
7.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

7.1.2	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation or the jurisdiction in which it is listed to enable it to perform its obligations under this Corporate Guarantee and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Corporate Guarantee.
7.2	Conduct Undertakings

The Guarantor shall conduct its business activities with due diligence and efficiency in accordance with generally accepted principles of care, prudence and commercial practice as well as in conformity with sound engineering and technical practices and standards, as carried on and adhered to by companies incorporated in and carrying on in similar industries as the Guarantor.

7.3	Compliance with laws

The Guarantor shall comply in all respects with all laws to which it may be subject where failure to do so has or is reasonably likely to (a) have a Material Adverse Effect; or (b) result in material reputational damage to the Guarantor or the Lenders, as determined by the Majority Lenders, acting reasonably.

7.4	Compliance with Environmental Law and Social Law

The Guarantor shall comply with all Environmental Law and Social Law and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where, in each case, failure to do so has or is reasonably likely to (a) have a Material Adverse Effect; or (b) result in material reputational damage to the Guarantor or the Lenders, as determined by the Majority Lenders, acting reasonably. In addition, the Guarantor will exercise best effort to act in accordance with the Core Labour Standards and the Basic Terms and Conditions of Employment, insofar these are more extensive or onerous than Social Law.

7.5	Taxation

The Guarantor shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (a) payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

7.6	Access

The Guarantor shall permit the Finance Parties and/or employees, accountants or other professional advisers and contractors of the Finance Parties free access at all reasonable times and on reasonable notice at the cost of the Guarantor to: (a) inspect and take copies and extracts from the books, accounts and records of the Guarantor; (b) view the premises of the Guarantor; and (c) meet and discuss matters with senior management employees of the Guarantor.

7.7	Claim Pari Passu

The Guarantor shall ensure that at all times its obligations under this Corporate Guarantee rank at least pari passu in all respects with all the Guarantor’s other present and future unsecured and unsubordinated obligations save those obligations mandatorily preferred by law applying to companies generally.

7.8	No illegal or improper payments

The Guarantor shall ensure that neither the Guarantor nor its officers, directors or employees will offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person.

7.9	Corporate governance

The Guarantor shall comply in all material respects with the corporate governance guidelines set out in schedule 6 (Corporate Governance Guidelines) of the Facility Agreement.

7.10	Control

The Guarantor shall ensure that it:
7.10.1	has the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(a)	cast, or control the casting of, more than one half of the maximum number of votes that might be cast at a general meeting of the Borrower;

(b)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; and

(c)	give directions with respect to the operating and financial policies of the Borrower which the directors or other equivalent officers of the Borrower are obliged to comply with; and
7.10.2	holds more than half of the equity interest of the Borrower (excluding any part of that equity interest that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
7.11	Listing

The Guarantor shall maintain its public listing on the New York Stock Exchange and will ensure that its listing is not terminated or suspended (i) for a period of more than 30 trading days in any Financial Year in the case of a termination or suspension of the listings of companies generally then listed on the New York Stock Exchange; or (ii) otherwise for a period of more than 5 consecutive trading days in any Financial Year.

8.	NEGATIVE UNDERTAKINGS

The undertakings in this Clause 8 remain in force from the date of this Corporate Guarantee for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

8.1	Negative pledge
8.1.1	The Guarantor shall not create or permit to subsist any Security over the shares or registered capital of or equity interests in the Borrower, Yingli Energy (China) Co., Ltd. or any intermediate Holding Company except (other than in the case of the shares, registered capital or equity interests in the Borrower or any intermediate Holding Company of the Borrower) for any Security created over those shares, registered capital or equity interests in favour of the Lenders and other creditors on a pari passu basis.

8.1.2	The Guarantor shall not create or permit to subsist any Security over any of its other assets.

8.1.3	The Guarantor shall not:
(a)	sell, transfer or otherwise dispose of any of its assets (including without limitation, shares or equity interest in any of its Subsidiaries) on terms whereby they are or may be leased to or re-acquired by any other member of the Guarantor Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
8.1.4	Sub-clauses 8.1.2 and 8.1.3 above do not apply to:
(a)	any netting or set-off arrangement entered into by the Guarantor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(b)	any lien arising by operation of law and in the ordinary course of trading;

(c)	any Security over of affecting (or transaction (“Quasi-Security”) described in Clause 8.1.3 above affecting) goods and documents of title to goods arising in the ordinary course of documentary credit transactions entered into by a member of the Guarantor Group in the ordinary course of trading;

(d)	any Security or Quasi-Security imposed by the taxing authorities of any applicable jurisdiction in respect of any unpaid taxes to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) such payment can be lawfully withheld;

(e)	any Security or Quasi-Security arising pursuant to a judgment or order which is being contested in good faith by appropriate proceedings and where adequate reserves are maintained in respect of all claims thereunder (and which does not otherwise constitute an Event of Default);

(f)	any Security over or affecting (or Quasi-Security affecting) any asset acquired by the Guarantor after the date of this Corporate Guarantee if:
(i)	the Security or Quasi-Security or was not created in contemplation of the acquisition of that asset by the Guarantor;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the Guarantor; and

(iii)	the Security or Quasi-Security is removed or discharged within three Months of the date of acquisition of such asset; or
(g)	any Security or Quasi-Security over or affecting any asset of the any company which becomes a member of the Guarantor Group after the date of this Corporate Guarantee, where the Security or Quasi Security is created prior to the date on which that company becomes a member of the Guarantor Group, if:
(i)	the Security was not created in contemplation of the acquisition of the company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of the company; and

(iii)	the Security or Quasi-Security is removed or discharged within three Months of that company becoming a member of the Guarantor Group.
8.2	Disposals
8.2.1	The Guarantor shall not, without the consent of the Lenders, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

8.2.2	Sub-clause 8.2.1 above does not apply to any sale, lease, transfer or other disposal:
(a)	made in the ordinary course of trading of the Guarantor;

(b)	of obsolete assets;

(c)	from the Guarantor to another member of the Guarantor Group;

(d)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments of the same value for treasury management purposes; or

(f)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (a) and (b) above) does not exceed RMB150,000,000 (or its equivalent in another currency or currencies) in any Financial Year.
8.3	Acquisitions
8.3.1	The Guarantor shall not acquire any company, business, assets or undertaking.

8.3.2	Sub-clause 8.3.1 does not apply to:
(a)	any acquisition in the ordinary course of trading of the Guarantor;

(b)	any acquisition pursuant to an exchange permitted under Sub-clause 8.2.2(d) or 8.2.2(e);

(c)	any acquisition by the Guarantor of the assets of another member of the Guarantor Group;

(d)	the incorporation of a company which on incorporation becomes a member of the Guarantor Group;

(e)	any acquisition of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments of the same value for treasury management purpose; or

(f)	any other acquisition where the amount of the acquisition cost, when aggregated with the aggregate acquisition cost of any other acquisitions by the Guarantor during that Financial Year, does not exceed RMB150,000,000 (or its equivalent in another currency or currencies).
8.4	Loans and Guarantees
8.4.1	The Guarantor shall not without the consent of the Majority Lenders make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person .

8.4.2	Clause 8.4.1 does not apply to:
(a)	guarantees and indemnities granted pursuant to the Finance Documents;

(b)	guarantees and indemnities which are either disclosed in the Guarantor Original Financial Statements or otherwise in writing to the Original Lenders prior to the date of this Corporate Guarantee;

(c)	trade credit granted in the ordinary course of trading;

(d)	any performance or similar bond guaranteeing performance by a member of the Guarantor Group under any contract entered into in the ordinary course of trade;

(e)	any guarantee given by the Guarantor for the Financial Indebtedness of another member of the Guarantor Group;

(f)	loans to employees or directors made in the ordinary course of business provided that the aggregate amount of such loans outstanding at any time does not exceed USD1,000,000 (or its equivalent) at any time; or

(g)	subject to Clause 8.4.3. loans made to any other member of the Guarantor Group.
8.4.3	The Guarantor may not permit the repayment of any outstanding loan made to the Borrower or any other member of the Group by the Guarantor or any member of the Guarantor Group that is not a member of the Group in any financial year if:
(a)	an Event of Default under clause 21.1 (Non-payment) of the Facility Agreement has occurred and is continuing or would result from the relevant repayment; or

(b)	the Borrower is not in compliance with clause 18 (Financial Covenants) of the Facility Agreement at the time of the relevant repayment or would not be in compliance with that clause immediately after the relevant repayment, provided that the Lenders will consider in good faith any request from the Borrower or the Guarantor to waive the restrictions of this Clause 8.4.3 on a case by case basis in respect of specific intercompany loans made to the Borrower utilising the proceeds of third party financing provided to the Guarantor.
8.5	Dividends

The Guarantor shall not (and shall ensure that no member of the Guarantor Group will) pay, make or declare any dividend or other distribution in respect of any Financial Year if a Default has occurred and is continuing.

8.6	Merger

The Guarantor shall not, without consent of the Lenders, enter into any amalgamation, demerger, merger or corporate reconstruction.

8.7	Change in Business

Save as otherwise permitted herein, the Guarantor shall not make any substantial change to the nature of its present or contemplated business or operations.

8.8	Arms length basis

The Guarantor shall not enter into or continue business relations with its shareholders, employees and associated companies (including, for the avoidance of doubt, any other member of the Guarantor Group) except on proper commercial terms negotiated at arms’ length.

8.9	Excluded Activities

The Guarantor shall not perform any of the excluded activities as listed in schedule 9 (Excluded Activities) of the Facility Agreement.

9.	PAYMENTS AND DEFAULT INTEREST

9.1	The provisions of the Facility Agreement relating to the payments to be made under it (including, without limitation, those regulating what is to happen if the Borrower is required by law to make a deduction or withholding from any such payment) shall apply mutatis mutandis to payments to be made under this Corporate Guarantee.

9.2	If the Agent (acting on behalf of the Finance Parties) makes a demand under this Corporate Guarantee, the Guarantor shall pay interest on each sum demanded (before and after any judgement and to the extent, interest at the default rate is not otherwise being paid on such sum(s)) from the date of demand until the date of payment calculated on a daily basis at the rate determined in accordance with the provisions of clause 8.4 (Default Interest) of the Facility Agreement.

10.	CURRENCY CONVERSION

10.1	Each Finance Party may convert any money received or realised by it under or pursuant to this Corporate Guarantee which is not in the currency in which such sums are due and payable under the Finance Documents from that currency into the currency in which such sum is due within 3 Business Days of receipt of such money at the then prevailing commercial rate of exchange for the relevant conversion.

10.2	If any money received or realised by a Finance Party under or pursuant to this Corporate Guarantee is required to be converted into another currency pursuant to Sub-clause 10.1, the Guarantor will indemnify each Finance Party against any loss it may suffer as a result. In this Sub-clause 10.2, “loss” means a loss or expense of any kind certified as such by a Finance Party, including any loss arising from any difference between the rate of exchange used for the purpose of the conversion and the actual rates of exchange which the relevant Finance Party would, in the ordinary course of business, have obtained.

11.	CONTINUING SECURITY

The obligations of the Guarantor contained in this Corporate Guarantee shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Borrower under the Finance Documents and shall continue in full force and effect until final payment in full of all amounts owing by the Borrower under the Finance Documents and total satisfaction of all the Borrower’s actual and contingent obligations under the Finance Documents.

12.	SUSPENSE ACCOUNT

All monies received, recovered or realised by the Finance Parties under or pursuant to this Corporate Guarantee (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of this Corporate Guarantee.

13.	SET-OFF

A Finance Party may, at any time when an Event of Default is continuing, apply any credit balance to which the Guarantor is entitled to on any account maintained with that Finance Party in any currency, in satisfaction of any sum due and payable from the Guarantor to the Finance Party but unpaid.

14.	NOTICES

14.1	Any communication to be made under or in connection with this Corporate Guarantee shall be made in writing and, unless otherwise stated, may be made by fax or letter.

14.2	Any notice or demand to be made by one person to another in respect of this Corporate Guarantee may be served by depositing such notice or demand at the address of such other person as identified with its name below (or such other address as such other person may previously have specified to the Agent in writing) or by letter posted by prepaid first-class post to such address (which shall be deemed to have been served on the fifth day following the date of posting), or by fax to the fax number identified with the name of such person below (or such other fax number as such person may previously have specified to the Agent in writing) (which shall be deemed to have been received when transmission has been completed) provided that any notice to be served on the Agent shall be effective only when actually received by the Agent, marked for the attention of the department or officer specified by the Agent for such purpose.

For the Agent:

NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.

Anna van Saksenlaan 71

2593 HW The Hague

The Netherlands

Fax: +31 70 3149

For the Guarantor:

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED

No. 3055, Fuxing Road Middle Road

National New & High-tech Industrial Development Zone

Baoding, PRC 071051

Fax:+86 312 8929800

14.3	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

14.3.1	irrevocably appoints Law Debenture as its agent for service of process in relation to any proceedings before the English courts in connection with the Finance Documents;

and

14.3.2	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.
15.	ASSIGNMENTS AND SUCCESSORS

15.1	The Lenders may at any time assign or transfer all or any of their rights and benefits under this Corporate Guarantee and this Corporate Guarantee to the extent of any valid assignment or transfer by a Finance Party in accordance with clause 22 (Changes to the Lenders) of the Facility Agreement.

15.2	The Guarantor may not assign or transfer any of its rights or obligations under this Corporate Guarantee without the prior consent of the Lenders.

16.	PARTIAL INVALIDITY

If at any time, any provision of this Corporate Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Corporate Guarantee nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

17.	THIRD PARTY RIGHTS

A person who is not a party to this Corporate Guarantee has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Corporate Guarantee.

18.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Lender, any right or remedy under this Corporate Guarantee shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Corporate Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

19.	AMENDMENTS AND WAIVERS

19.1	The Guarantor agrees to any amendment or waiver allowed by clause 34 (Amendments and Waivers) of the Facility Agreement which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph, require the consent of the Guarantor.

19.2	Any term of this Corporate Guarantee may be amended or waived only in accordance with clause 34 (Amendments and Waivers) of the Facility Agreement.

20.	COUNTERPARTS

This Corporate Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy this Corporate Guarantee.

21.	GOVERNING LAW

This Corporate Guarantee and any non-contractual obligations arising out of or in connection with it are governed by English law.

22.	ARBITRATION

22.1	Arbitration

Subject to Sub-clause 22.4 (Option), any dispute (a “Dispute”) arising out of or in connection with this Corporate Guarantee (including a dispute regarding the existence, validity or termination of this Corporate Guarantee or the consequences of its nullity) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the “Rules”) of the London Court of International Arbitration.

22.2	Procedure for arbitration

The arbitral tribunal shall consist of one arbitrator who shall be Queen’s Counsel of at least five year’s standing. The seat of arbitration shall be London, England and the language of the arbitration shall be English.

22.3	Recourse to courts

Save as provided in Sub-clause 22.4 (Option), the Parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.

22.4	Option

Before an arbitrator has been appointed to determine a Dispute, the Agent and the Guarantor may by notice in writing to all other Parties to this Corporate Guarantee require that all Disputes or a specific Dispute be heard by a court of law. If the Agent or the Guarantor gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 23 (Enforcement).

23.	ENFORCEMENT

23.1	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Corporate Guarantee (including a dispute regarding the existence, validity or termination of this Corporate Guarantee) (a “Dispute”).

23.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

23.3	This Sub-clause 23.3 is for the benefit of the Finance Parties only. As a result, the Finance Parties shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Corporate Guarantee has been entered into as a Deed on the date stated at the beginning hereof.

SIGNATURES
THE GUARANTOR

EXECUTED AS A DEED by YINGLI GREEN	)

ENERGY HOLDING COMPANY LIMITED:	)	Duly Authorised Signatory
)

	)	Name:
)

	)	Title:
)

)

	)	Duly Authorised Signatory
)

	)	Name:
)

	)	Title:
)

in the presence of:

Signature of Witness

Name:

Address:

Occupation:

THE ORIGINAL LENDERS
DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH

Authorised Representative	Authorised Representative

NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.

Authorised Representative	Authorised Representative
SOCIÉTÉ DE PROMOTION ET PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE

Authorised Representative	Authorised Representative
THE AGENT
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.

Authorised Representative	Authorised Representative

SIGNATORIES TO SUPPLEMENTAL DEED
THE GUARANTOR

EXECUTED AS A DEED by	)	/s/ Liansheng Miao

YINGLI GREEN ENERGY	)	Duly Authorised Signatory
HOLDING COMPANY LIMITED:	) )	Liansheng Miao

	) ) )	Name Chief Executive Officer

	)	Title

	)	/s/ Xiangdong Wang

	)	Duly Authorised Signatory
)
	)	Xiangdong Wang

	)	Name
)
	)	Senior Vice President

	)	Title

in the presence of:

/s/ Zongwei Li

Signature of Witness

Name:	Zongwei Li

Address:	No. 3055 Middle Fuxing Road

Baoding 071051, China

Occupation:	Chief Financial Officer

THE INITIAL LENDERS
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.

By:	/s/ J.J. Reinking, Manager, Business Development Asia
/s/ S.E.L. Leijten, Manger Finance Team

Address:	Anna van Saksenlaan 71,
2593 HW The Hague
The Netherlands

Fax:	+31 70 32461 87

DEG — DEUTSCHE INVESTITIONS — UND ENTWICKLUNGSGESELLSCHAFT MBH

By:	/s/ Gerhard von Werthern, First Vice President, Manufacturing Industry/Services
/s/ Yves Ehlert, Vice President, Manufacturing Industry/Services

Address:	Kämmergasse 22,
50676 Köln/Cologne
Federal Republic of Germany

Fax:	+49 221 4986 1290
THE NEW LENDER
SOCIÉTÉ DE PROMOTION ET PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE

By:	/s/ Phillippe Bassery, Deputy CEO

Address:	5, rue Roland Barthes,
75598 Paris
cedex 12
France

Fax:	+33 1 5344 3838
THE AGENT
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.

By:	/s/ J.J. Reinking, Manager, Business Development Asia
/s/ S.E.L. Leijten, Manger Finance Team

Address:	Anna van Saksenlaan 71,
2593 HW The Hague
The Netherlands

Fax:	+31 70 32461 87